UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2008

Dresser-Rand Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32586	20-1780492
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

10205 Westheimer Road, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (713) 467-2221

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Dresser-Rand Group Inc. (“Dresser-Rand”) (NYSE: DRC) announced today that Dresser-Rand has made an investment in Ramgen Power Systems, LLC, and further expects to support Ramgen’s ongoing development work. Dresser-Rand’s funding will help satisfy Ramgen’s requirement with the Department of Energy’s National Energy Technology Lab to obtain private matching funds for development.

Ramgen is developing game changing compressor technology that applies proven supersonic aircraft technology to air and gas compressors. The four principal advantages of supersonic compression technology when compared to existing compressor technologies are that it can achieve exceptionally high compression efficiency; it is capable of producing very high single stage compression ratios; its simplicity and size make it less expensive to manufacture; and it offers the opportunity for significant waste heat recovery. Full development of the technology is expected to take place over the next few years.

In total, Dresser-Rand expects to pay Ramgen up to an estimated $49 million to fund Ramgen’s development and demonstration of this technology and to obtain and exercise an option to purchase the assets of Ramgen plus a royalty dependent upon future equipment sales.

A copy of the news release, dated November 10, 2008, is attached hereto as Exhibit 99.1.
All information in the news release is furnished and shall not be deemed "filed" with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent registrant specifically incorporated it by reference.

Exhibit No.	Description
99.1	News Release of Dresser-Rand Group Inc. dated November 10, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dresser-Rand Group, Inc.

By: /s/ Mark F. Mai
Mark F. Mai
Vice President, General Counsel and Secretary

DATED: November 10, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release of Dresser-Rand Group Inc. dated November 10, 2008